Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report dated April 19, 2024 (January 30, 2025 as to the effects of the discontinued operations and reverse stock split described in Notes 19 and 21), with respect to the consolidated financial statements of High Wire Networks, Inc. as of and for the years ended December 31, 2023, and 2022, in this Registration Statement on Form S-1. We also consent to the reference of our firm under the caption “Experts” in this registration statement.

/s/ Sadler, Gibb & Associates, LLC

Draper, UT

January 30, 2025